Exhibit 4.4

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or modified from time to time, the “Agreement”) is entered into as of August 31, 2010 by and among U.S. CONCRETE, INC., a Delaware corporation (the “Issuer” and a “Grantor”), the domestic Subsidiaries of the Issuer identified on the signature pages hereto as Grantors (each a “Grantor”, and collectively with the Issuer, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as noteholder collateral agent (the “Noteholder Collateral Agent”) for the holders of the notes issued pursuant to the Indenture referred to below.

PRELIMINARY STATEMENT

The Grantors, the Trustee and the Noteholder Collateral Agent are entering into an Indenture dated as of August 31, 2010 (as it may be amended, restated, supplemented or modified from time to time, the “Indenture”) pursuant to which the Issuer will issue 9.5% Convertible Secured Notes due 2015 (the “Notes”).  Each Grantor is entering into this Agreement in order to induce the purchase of the Notes by the Holders and to secure the following (the “Secured Obligations”) (i) in case of the Issuer, the Obligations under the Indenture and (ii) in the case of the Grantors (other than the Issuer), the Obligations that the Grantors have agreed to guarantee pursuant to Article Thirteen of the Indenture.

ACCORDINGLY, the Grantors and the Noteholder Collateral Agent, on behalf of the Noteholder Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Terms Defined in Indenture.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2          Terms Defined in UCC.  Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.

1.3          Definitions of Certain Terms Used Herein.  As used in this Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“ABL Obligations Payment Date” shall have the meaning set forth in the Intercreditor Agreement.

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtors” means any Person obligated on an Account.

“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its successors and assigns, in its capacity as administrative agent under the Credit Agreement, dated as of the date hereof, between the Grantors, the Administrative Agent and lenders party thereto (as it may be amended, restated, supplemented or modified from time to time).

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“As-Extracted Collateral” shall have the meaning set forth in Article 9 of the UCC.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Closing Date” means the date of the Indenture.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Noteholder Collateral Agent, between the Noteholder Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of Issuer or any Restricted Subsidiary for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).

“Collateral Report” means any certificate (including the Perfection Certificate or certificate required pursuant to Section 4.1(a)), report or other document delivered by any Grantor to the Noteholder Collateral Agent or any Noteholder Secured Party with respect to the Collateral pursuant to the Indenture.

“Collection Account” shall have the meaning set forth in Section 7.1(b).

“Commercial Tort Claims” means the commercial tort claims (as that term is defined in Article 9 of the UCC), including, without limitation, those commercial tort claims set forth on Exhibit J.

“Commodity Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Noteholder Collateral Agent, among the Issuer or any Restricted Subsidiary, a commodity intermediary holding the Issuer’s or any Restricted Subsidiary’s assets, including funds and commodity contracts, and the Noteholder Collateral Agent with respect to collection and control of all deposits, commodity contracts and other balances held in a commodity account maintained by any the Issuer or any Restricted Subsidiary with such commodity intermediary.

“Commodity Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Concentration Account” shall have the meaning set forth in the Credit Agreement.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement or Commodity Account Control Agreement and that is maintained by the Issuer or any Restricted Subsidiary with a securities or commodity intermediary.  “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) the right to sue for past, present, and future infringements of any of the foregoing; and (d) all rights corresponding to any of the foregoing throughout the world.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of grace period or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Noteholder Collateral Agent, among the Issuer or any Restricted Subsidiary, a banking institution holding the Issuer’s or any Restricted Subsidiary’s funds, and the Noteholder Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by the Issuer or any Restricted Subsidiary with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Event of Default” has the meaning assigned to such term in the Indenture.

“Excluded Assets” has the meaning assigned to such term in the Indenture.

“Excluded Deposit Accounts” means (i) the Permitted Utility Deposit Account, (ii) payroll, withholding tax and other accounts for which the funds on deposit therein pertain to Liens permitted under clause (4) of the definition of “Permitted Liens” in the Indenture (provided that neither the Issuer nor any Subsidiary may maintain funds in any such account in excess of amounts which are actually accrued (or in the case of fiduciary accounts, otherwise required to be maintained therein) to its employees or the relevant Governmental Authority or other beneficiary of such account) and (iii) other deposit accounts (the “Other Excluded Deposit Accounts”) so long as the following conditions are satisfied: (1) all deposits into and balances maintained in the Other Excluded Deposit Accounts shall be in the ordinary course of business and (2) to the extent the aggregate balances in all Other Excluded Deposit Accounts at any time exceed $300,000 for a period of longer than 3 Business Days the Issuer shall, or shall cause the relevant Subsidiary to, either (A) cause such amounts in excess of $300,000 to, within 3 Business Days, be transferred to a Deposit Account subject to a Deposit Account Control Agreement or (B) cause one or more Other Excluded Deposit Accounts to become subject to a Deposit Account Control Agreement so that, after giving effect to the actions in clauses (A) and/or (B) the aggregate balance on deposit in all Other Excluded Deposit Accounts shall not at any time exceed $300,000 for a period longer than 3 Business Days.

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“Financial Asset” has the meaning given to such term in the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or function of or pertaining to government.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Licenses, Patents, Trademarks, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to any of its Subsidiaries or another Grantor.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and among the Administrative Agent, the Noteholder Collateral Agent and the Grantors dated as of August [31], 2010 (as amended, restated, supplemented or modified from time to time).

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC and shall include all Equity Interests in Subsidiaries regardless of whether such Equity Interests are classified as “Investment Property” in Article 9 of the UCC.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, and (b) all rights to sue for past, present, and future breaches thereof.

“Lock Boxes” shall have the meaning set forth in Section 7.1(a).

“Lock Box Agreements” shall have the meaning set forth in Section 7.1(a).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to:  (e) any and all patents and patent applications; (f) all inventions and improvements described and claimed therein; (g) all reissues, divisions, continuations, extensions, and continuations-in-part thereof; (h) all rights to sue for past, present, and future infringements thereof; and (i) all rights corresponding to any of the foregoing throughout the world.

“Permitted Utility Deposit Account” means any Deposit Accounts held by the Issuer or any of its Subsidiaries that is funded in connection with a deposit provided to any utility company as a result of the bankruptcy proceedings, provided that the aggregate balance on deposit in all Permitted Utility Deposit Accounts shall not at any time exceed $500,000.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Noteholder Collateral Agent pursuant to this Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means, the Noteholder Collateral Agent acting at the direction of the Holders of not less than a majority in principal amount of the outstanding Notes.

“Rolling Stock Collateral” means all Trucks owned by the Grantors other than any Trucks subject to a Lien permitted by clause (20) of the definition of “Permitted Liens” of the Indenture or which do not otherwise constitute ABL Priority Collateral.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Noteholder Collateral Agent, among the Issuer or any Restricted Subsidiary, a securities intermediary holding the Issuer’s or any Restricted Subsidiary’s assets, including funds and securities, and the Noteholder Collateral Agent with respect to collection and control of all deposits, securities and other balances held in a securities account maintained by the Issuer or any Restricted Subsidiary with such securities intermediary.

“Securities Accounts” shall have the meaning set forth in Article 8 of the UCC.

“Security” shall have the meaning set forth in Article 8 of the UCC.

"Specified Equity Interests" means (i) certificate number 1 issued by Concrete XXXIII Acquisition, Inc. for 1000 shares of common stock, (ii) certificate number 1 issued by Concrete XXXIV Acquisition, Inc. for 1000 shares of common stock, (iii) certificate number 1 issued by Concrete XXXV Acquisition, Inc. for 1000 shares of common stock, (iv) certificate number 1 issued by Concrete XXXVI Acquisition, Inc. for 1000 shares of common stock (v) certificate number 4 issued by Titan Concrete Industries, Inc. for 1,000 shares of common stock and (vi) certificate number 126 issued by Kurtz Gravel Company for 5,484 shares of common stock.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all trademarks (including service marks), trade names, trade dress and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing throughout the world.

“Trucks” means the ready-mix concrete trucks and the mixing drums affixed thereto owned any Grantor.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Noteholder Collateral Agent’s or any Noteholder Secured Party’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.4          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified, renewed, extended, replaced or refinanced, (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all references to “knowledge” of the Issuer or any Restricted Subsidiary means the actual knowledge of a Responsible Officer, (g) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law (including by succession of comparable successor laws).

1.5          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.6          Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.7          Certifications.  All certifications to be made hereunder by an officer or representative of any Grantor shall be made by such person in his or her capacity solely as an officer or a representative of such Grantor, on such Grantor’s behalf and not in such Person’s individual capacity.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, collaterally assigns and grants to the Noteholder Collateral Agent, on behalf of and for the ratable benefit of the Noteholder Secured Parties, a security interest in all of its right, title and interest in, to and under the following personal property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”):

(a)          all Accounts;

(b)          all Chattel Paper;

(c)          all Documents;

(d)          all Equipment (including all Trucks);

(e)          all Fixtures;

(f)           all General Intangibles;

(g)          all Goods;

(h)          all Instruments;

(i)           all Intellectual Property;

(j)           all Inventory (including As-Extracted Collateral);

(k)           all Investment Property (including all Capital Stock of Subsidiaries);

(l)           all cash or cash equivalents;

(m)         all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(n)          all Deposit Accounts with any bank or other financial institution;

(o)          all Commodity Accounts;

(p)          all Securities Accounts;

(q)          all Commercial Tort Claims;

(r)           all As-Extracted Collateral;

(s)           and all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations; provided, however, that “Collateral” (and each defined term used in the definition of Collateral) shall not include any Excluded Assets; and provided, further, that if and when any property shall cease to be an Excluded Assets, such property shall be deemed at all times from and after such date to constitute Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Noteholder Collateral Agent and the Noteholder Secured Parties that:

3.1          Title, Perfection and Priority.  Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full organizational power and authority to grant to the Noteholder Collateral Agent the security interest in such Collateral pursuant hereto.  When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit H and the form security agreements attached as Exhibit K have been timely filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the payment of all filing and recordation fees associated therewith, the Noteholder Collateral Agent will, except as set forth in and subject to the terms, conditions and provisions of the Intercreditor Agreement, have a fully perfected first priority security interest in that Collateral of the Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e); provided, however, that additional filings may be necessary to perfect the Noteholder Collateral Agent’s security interest in any Intellectual Property acquired after the date hereof.  Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to make any filings or take any actions to record or perfect the Noteholder Collateral Agent’s security interest in any Intellectual Property outside the United States.

3.2          Type and Jurisdiction of Organization, Organizational and Identification Numbers.  The type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number as of the Closing Date are set forth on Exhibit A.

3.3          Principal Location.  Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), as of the Closing Date is disclosed in Exhibit A.

3.4          Collateral Locations.  All of such Grantor’s locations where tangible Collateral is located as of the Closing Date are listed on Exhibit A (other than Inventory and Equipment in transit, Equipment out for repair or refurbishment, Inventory and Equipment maintained at a customer location, and Inventory and Equipment in the possession of employees or Subsidiaries in the ordinary course of business).  As of the Closing Date, all of said locations are owned by such Grantor except for locations (a) which are leased by the Grantor as lessee or sublessee and designated in Annex A of Exhibit A and (b) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Annex A of Exhibit A.

3.5          Deposit Accounts, Commodity Accounts and Securities Accounts.  All of such Grantor’s Deposit Accounts, Commodity Accounts and Securities Accounts as of the Closing Date are listed on Exhibit B.

3.6          Exact Names.  Such Grantor’s name in which it has executed this Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization.  Except as set forth on Exhibit A, as of the Closing Date, such Grantor has not, during the past five years, been known by or used any other legal name, or currently is not known by or does not use any other corporate or fictitious name.

3.7          Letter-of-Credit Rights and Chattel Paper.  Exhibit C lists all Letter-of-Credit Rights and Chattel Paper valued individually in excess of $100,000 of such Grantor as of the Closing Date.  All action by such Grantor necessary to protect and perfect the Noteholder Collateral Agent’s Lien on each item listed on Exhibit C (including, subject to the Intercreditor Agreement, the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken to the extent requested by the Noteholder Collateral Agent.  Upon taking of all such actions, the Noteholder Collateral Agent will have a fully perfected second priority security interest in the Collateral listed on Exhibit C, subject only to the prior Lien of the Administrative Agent and to Liens permitted under Section 4.1(e).

3.8          Accounts and Chattel Paper.

(a)           The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Noteholder Collateral Agent by such Grantor from time to time.  As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.  For the avoidance of doubt, subsequent Collateral Reports may qualify records, invoices and other information previously furnished to the Noteholder Collateral Agent.

(b)           With respect to its Accounts, except as specifically disclosed on the most recent Collateral Report, (i) RESERVED; (ii) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; and (iii) to such Grantor’s knowledge, there are no setoffs, claims or disputes existing or asserted against such Grantor with respect thereto and such Grantor has not made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by such Grantor in the ordinary course of its business for prompt payment and disclosed to the Noteholder Collateral Agent.

(c)           In addition, with respect to all of its Accounts, (i) no payments have been or shall be made thereon except payments immediately delivered to a Lock Box or a Collateral Deposit Account as required pursuant to Section 7.1; and (ii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.

3.9          Inventory.  With respect to any of its Inventory scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory (i) in transit, (ii) maintained at a customer location and (iii) in the possession of employees or Subsidiaries in the ordinary course of business) is located at one of such Grantor’s locations set forth on Exhibit A, (b) no Inventory (other than Inventory (i) in transit, (ii) maintained at a customer location and (iii) in the possession of employees or Subsidiaries in the ordinary course of business) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) such Grantor has good and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Noteholder Collateral Agent, for the benefit of the Noteholder Collateral Agent and the Noteholder Secured Parties, and except for Liens permitted by Section 4.1(e), (d) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to such third parties pursuant to such agreements upon such sale or other disposition, (e) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (f) the completion of manufacture, sale or other disposition of such Inventory by the Noteholder Collateral Agent following an Event of Default shall not require the consent of any Person (other than consents applicable to Noteholder Collateral Agent generally and not as a result of this Agreement, landlord consents to the extent not otherwise obtained and any consents applicable under the Intercreditor Agreement) and shall not constitute a breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.

3.10        Intellectual Property.  As of the date hereof, such Grantor does not own any patents, patent applications, trademark applications or registrations or copyright registrations except as set forth in Exhibit D.  This Agreement is effective to create a valid and continuing Lien and, upon the timely filing of appropriate financing statements in the offices listed on Exhibit H and this Agreement (or other short form security agreements attached as Exhibit K) with the United States Copyright Office and the United States Patent and Trademark Office, and the payment of all filing and recordation fees associated therewith, fully perfected and, subject only to the Liens permitted by Section 4.1(e), first priority security interests in favor of the Noteholder Collateral Agent on such Grantor’s Patents, Trademarks and Copyrights; provided that additional filings may be necessary to perfect the Noteholder Collateral Agent’s security interest in any Intellectual Property acquired after the date hereof; except as set forth in the terms, conditions and provisions of the Intercreditor Agreement, such perfected security interests are enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) as such as against any and all creditors of and purchasers from such Grantor; and (subject to the qualifications set forth in Section 3.1 and this Section 3.10) all action necessary to protect and perfect the Noteholder Collateral Agent’s Lien on such Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.  Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to make any filings or take any actions to record or perfect the Noteholder Collateral Agent’s security interest in any Intellectual Property outside the United States.

3.11        Filing Requirements.  As of the Closing Date, all Rolling Stock Collateral is described on Part I of Exhibit E.  As of the Closing Date, none of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such Grantor and described in Exhibit D.  The legal description, county and street address of each property on which any Inventory constituting As-Extracted Collateral as of the Closing Date are located is set forth in Exhibit F together with the name and address of the record owner of each such property.

3.12        No Financing Statements, Security Agreements.  No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Noteholder Collateral Agent on behalf of the Noteholder Secured Parties as the secured party, (b) as to which a duly authorized termination statement relating to such financing statement or other instrument has been delivered to the Noteholder Collateral Agent on the Closing Date and (c) as permitted by Section 4.1(e).

3.13        Pledged Collateral.

(a)           Exhibit G sets forth a complete and accurate list of all Pledged Collateral which constitute Equity Interests owned by such Grantor or which represents Indebtedness owed to such Grantor.  Such Grantor is the direct, sole beneficial owner and sole holder of record of such Pledged Collateral as being owned by it, free and clear of any Liens, except for Liens permitted by Section 4.1(e).  Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Noteholder Collateral Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Noteholder Collateral Agent so that it may take steps to perfect its security interest therein as a General Intangible, (iii) all such Pledged Collateral held by a securities intermediary is covered by a control agreement among such Grantor, the securities intermediary and the Noteholder Collateral Agent pursuant to which the Noteholder Collateral Agent has Control (subject to the terms, conditions and provisions of the Intercreditor Agreement) and (iv) to such Grantor’s knowledge and except as otherwise disclosed to the Noteholder Collateral Agent, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) is not in default thereunder; provided that, with regard to clause (iii) above, the Issuer may maintain a Securities Account with Merrill Lynch which is not a Control Account for the sole purpose of depositing therein deferred compensation payments on behalf of its employees and officers in accordance with the Issuer’s existing incentive plan for which accounts are maintained at Merrill Lynch (or any of its Affiliates) (the “Merrill Lynch Account”); provided further that the aggregate amount from time to time on deposit therein shall not exceed and amount equal to (x) $500,000 minus all distributions or withdrawals made from the Merrill Lynch Account on or after the Closing Date plus (y) the amount, if any, earned on the amounts on deposit in the Merrill Lynch Account.

(b)           Except as set forth on Exhibit G as of the Effective Date, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation in any material respect of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Noteholder Collateral Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally, those that have been obtained or made and are in full force and effect and except as set forth in the terms, conditions and provisions of the Intercreditor Agreement.

(c)           Except as set forth in Exhibit G, as of the Closing Date, such Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral owned by it and none of the Pledged Collateral which represents Indebtedness owed to such Grantor (other than any Intercompany Note) is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE IV

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated in accordance with Section 8.14, each Grantor agrees that:

4.1          General.

(a)           Collateral Records; Collateral Reports.  Such Grantor will maintain complete and accurate books and records with respect to the Collateral owned by it.  Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the prior delivered Perfection Certificate.

(b)           Authorization to File Financing Statements; Ratification.  Such Grantor hereby authorizes the Noteholder Collateral Agent to file, and if requested will promptly deliver to the Noteholder Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Noteholder Collateral Agent in order to maintain a perfected (subject to the qualifications in Section 3.1) and, except as set forth in the terms, conditions and provisions of the Intercreditor Agreement, first priority security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 4.1(e).  Any financing statement filed by the Noteholder Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral (A) as “all assets” of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (B) by any other description which reasonably describes the Collateral, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (B) in the case of a financing statement filed as a fixture filing or indicating such Grantor’s Collateral as As-Extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  In respect of financing statements indicating each Grantor’s Collateral as As-Extracted Collateral located in the State of New Jersey, the Grantors hereby agree to deliver to the Noteholder Collateral Agent within 15 days after the date hereof a legal opinion in form substantially as that delivered to the Administrative Agent and which opinion relates to the perfection of such financing statements.  Such Grantor also agrees to furnish any such information to the Noteholder Collateral Agent promptly upon its reasonable request therefor.  Such Grantor also ratifies its authorization for the Noteholder Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.  Notwithstanding the authorization provided to the Noteholder Collateral Agent in this Section 4.1(b), each Grantor shall be responsible for filing (and in furtherance of such obligation, each Grantor is hereby authorized to file) any and all financing statements or continuations thereof or amendments thereto and shall promptly furnish copies of the filed statements to the Noteholder Collateral Agent.

(c)           Further Assurances.  Such Grantor will, promptly following the Noteholder Collateral Agent’s reasonable request, furnish to the Noteholder Collateral Agent, as often as the Noteholder Collateral Agent requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Noteholder Collateral Agent may reasonably request, all in such detail as the Noteholder Collateral Agent may specify.  Such Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Noteholder Collateral Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)           Disposition of Collateral.  Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions permitted pursuant to Section 6.11 of the Indenture (or consented to in writing pursuant to Section 11.06 of the Indenture).

(e)           Liens.  Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Agreement, and (ii) other Liens permitted pursuant to Section 6.10 of the Indenture.

(f)           Other Financing Statements.  Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except as permitted by Section 4.1(e).  Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Noteholder Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(g)           Locations.  Such Grantor will not maintain any Collateral (other than (i) Inventory and Equipment in transit, (ii) Equipment out for repair or refurbishment, (iii) Inventory and Equipment maintained at a customer location, and (iv) Inventory and Equipment in the possession of employees or Subsidiaries in the ordinary course of business) owned by it at any location other than those locations listed on Exhibit A or otherwise disclosed to the Noteholder Collateral Agent in accordance with Section 4.15.

4.2          Receivables.

(a)           Certain Agreements on Receivables.  Such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence and continuance of an Event of Default, such Grantor may or agree to reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b)           Collection of Receivables.  Except as otherwise provided in this Agreement, such Grantor will do all things commercially reasonable to collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c)           Delivery of Invoices.  Such Grantor will deliver to the Noteholder Collateral Agent immediately upon its request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Account owned by it bearing such language of collateral assignment as the Noteholder Collateral Agent shall specify.

(d)           [Reserved.]

(e)           Electronic Chattel Paper.  Within three Business Days of obtaining such electronic chattel paper, such Grantor shall take all steps necessary to grant the Noteholder Collateral Agent Control of all electronic chattel paper valued individually in excess of $100,000 in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3          Inventory and Equipment.

(a)           Maintenance of Goods.  Such Grantor will do all things commercially reasonable to maintain, preserve, protect and keep its Inventory and the Equipment necessary in the conduct of its business in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business and except for ordinary wear and tear and casualty and condemnation in respect of the Equipment, except where failure to do so could not reasonably be expected to have a material adverse effect on the Issuer and the Grantors, taken as a whole.

(b)           [Reserved.]

(c)           [Reserved.]

(d)           Equipment  Such Grantor shall not permit any Equipment to become a fixture with respect to Real Property or to become an accession with respect to other personal property with respect to which real or personal property the Noteholder Collateral Agent does not have a Lien.

(e)           Titled Vehicles.  Within 60 days following the acquisition of any Rolling Stock Collateral (or, if the deadline under the corresponding provision of the ABL Collateral Documents is extended, such later deadline), such Grantor will give the Noteholder Collateral Agent and the Administrative Agent (or any of its agents) notice of its acquisition of any Rolling Stock Collateral covered by a Certificate of Title and provide and/or file all documents or instruments necessary to have the Lien of the Noteholder Collateral Agent noted on any such Certificate of Title or with the appropriate state office.

4.4          Delivery of Instruments, Securities, Chattel Paper and Documents.  Each Grantor will (a) deliver to the Noteholder Collateral Agent (i) immediately upon execution of this Agreement the originals of all Securities constituting Collateral owned by it (other than the Specified Equity Interests), including Certificated Securities representing Equity Interests in any Subsidiary of the Issuer (other than the Specified Equity Interests) and (ii) within fifteen days after the date hereof the Specified Equity Interests, or any replacements thereof, together with a legal opinion from outside counsel to the Issuer, in substantially the same form as delivered on the date hereof regarding the perfection of the Noteholder Collateral Agent's security interest with respect to the Specified Equity Interests, or any replacements thereof, (b) hold in trust for the Noteholder Collateral Agent upon receipt and promptly thereafter deliver to the Noteholder Collateral Agent any such Securities constituting Collateral, (c) subject to the terms, conditions and provisions of the Intercreditor Agreement, within three Business Days of the Noteholder Collateral Agent’s request, deliver to the Noteholder Collateral Agent (and thereafter hold in trust for the Noteholder Collateral Agent upon receipt and immediately deliver to the Noteholder Collateral Agent) any document evidencing or constituting Collateral and (d) upon the Noteholder Collateral Agent’s request, deliver to the Noteholder Collateral Agent a duly executed amendment to this Agreement, in substantially the form of Exhibit I hereto (the “Amendment”), pursuant to which such Grantor will pledge such additional Collateral.  Such Grantor hereby authorizes the Noteholder Collateral Agent to attach each Amendment to this Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5          Uncertificated Pledged Collateral.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, such Grantor will permit the Noteholder Collateral Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Noteholder Collateral Agent granted pursuant to this Agreement.  With respect to any Pledged Collateral owned by it, upon the Noteholder Collateral Agent’s reasonable request, such Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral (other than the Merrill Lynch Account), to cause the Noteholder Collateral Agent to have and retain Control over such Pledged Collateral (subject to the terms, conditions and provisions of the Intercreditor Agreement).  Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary (other than the Merrill Lynch Account), cause such securities intermediary to enter into a Securities Control Agreement with the Noteholder Collateral Agent, (subject to the terms, conditions and provisions of the Intercreditor Agreement).

4.6          Pledged Collateral.

(a)           Changes in Capital Structure of Issuers.  Except to the extent permitted by the terms of the Indenture, such Grantor will not (i) permit or allow any Subsidiary, the Equity Interests of which constitute Pledged Collateral owned by it, to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Liens permitted pursuant to Section 4.1(e) and sales of assets permitted pursuant to Section 4.1(d)), or (ii) vote any such Pledged Collateral in favor of any of the foregoing.

(b)           Registration of Pledged Collateral.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, upon the occurrence and during the continuance of  an Event of Default, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Noteholder Collateral Agent or its nominee at any time at the option of the Required Secured Parties.

(c)           Exercise of Rights in Pledged Collateral.

(i)           Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not in violation of this Agreement, the Indenture, the Intercreditor Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken for the purpose of impairing the enforcement rights of the Noteholder Collateral Agent in respect of such Pledged Collateral except as may be incidental to actions otherwise permitted under such documents.

(ii)           Such Grantor will permit the Noteholder Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, and with prior notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii)           Such Grantor shall be entitled to collect and receive for its own use all dividends, distributions and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Indenture other than, upon the occurrence and during the continuance of an Event of Default, any of the following distributions and payments (collectively referred to as the “Excluded Payments”):  (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(iv)           All Excluded Payments in respect of any of the Pledged Collateral owned by such Grantor, whenever paid or made, shall, subject to the terms, conditions and provisions of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, be delivered to the Noteholder Collateral Agent to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Noteholder Collateral Agent, be segregated from the other property or funds of such Grantor, and, subject to the terms, conditions and provisions of the Intercreditor Agreement, be forthwith delivered to the Noteholder Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(v)           After the Noteholder Collateral Agent acknowledges that all Events of Default have been cured or waived in accordance with the provisions of the Indenture, and so long as the Secured Obligations shall not have been accelerated, each Grantor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 4.6, and receive dividends and other distributions it would have been authorized to receive pursuant to this Section 4.6.  After the Noteholder Collateral Agent acknowledges that all Events of Default have been cured or waived in accordance with the provisions of the Indenture, any dividend or distribution paid to the Noteholder Collateral Agent shall upon the request of the Grantors (except to the extent theretofore applied to the Secured Obligations) promptly be returned to the Grantors.

4.7          Intellectual Property.

(a)           Subject to the terms set forth in the Intercreditor Agreement, such Grantor will use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Noteholder Collateral Agent of any License held by such Grantor and to enforce the security interests granted hereunder.

(b)           Such Grantor shall notify the Noteholder Collateral Agent promptly after a Responsible Officer of such Grantor has actual knowledge that any application or registration for any material Patent, Trademark or Copyright (now or hereafter existing) owned by such Grantor may become abandoned (except for Patents, Trademarks or Copyrights expiring at the end of their statutory terms), or of any adverse determination in any proceeding (other than office actions issued in the ordinary course of prosecution of any patent application or application to register any other Intellectual Property) against such Grantor regarding such Grantor’s ownership of any material Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, in each case, to the extent the same could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Grantors, taken as a whole.

(c)           If such Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall promptly give the Noteholder Collateral Agent written notice thereof concurrently with the delivery of a Compliance Certificate under the Indenture, and, upon request of the Noteholder Collateral Agent, such Grantor shall execute and deliver any and all security agreements as the Noteholder Collateral Agent may request to evidence the Noteholder Collateral Agent’s first priority security interest on such Patent, Trademark or Copyright.

(d)           Except as determined by such Grantor in its reasonable business judgment (exercised in good faith), such Grantor shall take all actions that are necessary or requested by the Noteholder Collateral Agent to pursue each application (and to obtain the relevant registration) and to maintain the validity and enforceability of each registration of its material Patents, Trademarks and Copyrights (now or hereafter existing) owned by such Grantor.

(e)           Such Grantor shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of its business or operations, take all actions deemed appropriate under the circumstances in the exercise of its reasonable business judgment (exercised in good faith) to protect such Patent, Trademark or Copyright owned by such Grantor, including if appropriate under the circumstances bringing suit and recovering all damages therefor.  In the event that such Grantor institutes suit because any of its Patents, Trademarks or Copyrights constituting Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 4.8.

4.8          Commercial Tort Claims.  Such Grantor shall promptly, and in any event within five Business Days after a Responsible Officer of such Grantor has actual knowledge of such commercial tort claim, notify the Noteholder Collateral Agent of any commercial tort claim (as defined in the UCC) individually in excess of $100,000 acquired by it and, unless the Noteholder Collateral Agent otherwise consents, such Grantor shall enter into an amendment to this Agreement, substantially in the form of Exhibit I hereto, granting to Noteholder Collateral Agent a second priority security interest (subject to Liens permitted by Section 4.1(e)) in such commercial tort claim.

4.9          Letter-of-Credit Rights.  If such Grantor is or becomes the beneficiary of a letter of credit, having a face or stated amount individually in excess of $100,000, it shall promptly, and in any event within three Business Days after becoming a beneficiary, notify the Noteholder Collateral Agent thereof and use commercially reasonable efforts to cause the issuer and/or confirmation bank to (a) consent to the assignment of any Letter-of-Credit Rights to the Noteholder Collateral Agent and (b) agree to direct all payments thereunder to a Deposit Account at the Noteholder Collateral Agent or subject to a Deposit Account Control Agreement for application to the Secured Obligations, in accordance with Section 6.11 of the Indenture, all in form and substance reasonably satisfactory to the Noteholder Collateral Agent.

4.10        Federal, State or Municipal Claims.  Such Grantor will promptly notify the Noteholder Collateral Agent upon obtaining knowledge of any Collateral with a value in excess of $100,000 which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.11        No Interference.  Such Grantor agrees that it will not interfere with any right, power and remedy of the Noteholder Collateral Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Noteholder Collateral Agent of any one or more of such rights, powers or remedies.

4.12        Insurance.

(a)           In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”).  The amount of flood insurance required by this Section shall be the amount maintained by the Grantors on the Effective Date or such other amount as the Noteholder Collateral Agent may reasonably request.

(b)           All insurance policies required hereunder and under Section 6.21 of the Indenture shall name the Noteholder Collateral Agent (for the benefit of the Noteholder Collateral Agent and the Noteholder Secured Parties) as an additional insured or as loss payee, as applicable, and commencing no later than September 20, 2010 shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Noteholder Collateral Agent, which provide that: (i) subject to the terms, conditions and provisions of the Intercreditor Agreement, all proceeds thereunder with respect to any Collateral shall be payable to the Noteholder Collateral Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice (ten days in the case of non-payment of premium) given to the Noteholder Collateral Agent.

(c)           All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Noteholder Collateral Agent.  If such Grantor fails to obtain any insurance as required by this Section, the Noteholder Collateral Agent may obtain such insurance at the Borrower’s expense.  By purchasing such insurance, the Noteholder Collateral Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.

4.13        Collateral Access Agreements.  Such Grantor shall use commercially reasonable efforts for a period not to exceed 90 days to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location (other than any (i) worksite or customer location or (ii) location leased by a Grantor on the date hereof solely to the extent that in respect of such location (a) collateral access agreement has been executed by such lessor, mortgagee, bailee or consignee in favor of the Administrative Agent or (b) such Grantor has expended commercially reasonable efforts within the 30 days prior to the date hereof to obtain a collateral access agreement in favor of the Administrative Agent from such lessor, mortgagee, bailee or consignee) where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Noteholder Collateral Agent.  Such Grantor shall timely and fully pay and perform its obligations under all leases and other agreements (subject to any grace periods therein) with respect to each leased location or third party warehouse where any Collateral with a value exceeding $250,000 is or may be located.

4.14        Control Agreements.  Such Grantor will provide to the Noteholder Collateral Agent upon the Noteholder Collateral Agent’s reasonable request, (a) a Commodity Account Control Agreement duly executed on behalf of each commodities intermediary holding a Commodity Account of such Grantor as set forth in the Agreement, (b) a Securities Account Control Agreement duly executed on behalf of each securities intermediary holding a Securities Account (other than the Merrill Lynch Account) of such Grantor as set forth in the Agreement and (c) a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a Deposit Account (other than an Excluded Deposit Account and, so long as the Control Representative (as defined in the Intercreditor Agreement) enters into a Deposit Account Control Agreement with respect thereto, any Deposit Accounts located at JP Morgan Chase Bank, N.A.) of such Grantor; provided that,if the Administrative Agent decides to forego obtaining a Deposit Account Control Agreement, Commodity Account Control Agreement or Securities Account Control Agreement with respect to any Deposit Account, Commodity Account or Securities Account, as applicable, then such Grantor shall be deemed to have no obligation to obtain a Deposit Account Control Agreement, Commodity Account Control Agreement or Securities Acccount Control Agreement hereunder.

4.15        Change of Name or Location; Change of Fiscal Year.  Such Grantor shall not change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Agreement unless the Noteholder Collateral Agent shall have received at least 15 days prior written notice of such change; provided, that any new location shall be in the continental U.S.  Such grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is, (c) change its organization identification number, if any, issued by its state of incorporation or other organization, or (d) change its state of incorporation or organization, in each case, unless the Noteholder Collateral Agent shall have received at least 15 days prior written notice of such change.

4.16        New Subsidiaries.  Pursuant to Sections 6.14 and 6.15 of the Indenture, any new direct or indirect domestic Subsidiary (whether by acquisition, creation or designation) of the Issuer is required to enter into this Agreement by executing and delivering in favor of the Noteholder Collateral Agent an instrument in the form of Annex I.  Upon the execution and delivery of Annex I by such new domestic Subsidiary, such domestic Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder (except to the extent obtained on or prior to the date of its execution and delivery of such Instrument).  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

5.1          Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, the Noteholder Collateral Agent may, subject to the terms, conditions and provisions of the Indenture and the Intercreditor Agreement, exercise any or all of the following rights and remedies:

(i)           those rights and remedies provided in this Agreement, the Indenture, the Intercreditor Agreement or any other Note Document; provided that, this Section 5.1(a) shall not be understood to limit any rights or remedies available to the Noteholder Collateral Agent and the Noteholder Secured Parties prior to an Event of Default;

(ii)          those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii)         give notice of sole control or any other instruction under any Deposit Account Control Agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv)         without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, peaceably enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Noteholder Collateral Agent may deem commercially reasonable; and

(v)          immediately after written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Noteholder Collateral Agent was the outright owner thereof.

(b)           The Noteholder Collateral Agent, on behalf of the Noteholder Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)           The Noteholder Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Noteholder Collateral Agent and the Noteholder Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d)           Until the Noteholder Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Noteholder Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Noteholder Collateral Agent.  The Noteholder Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Noteholder Collateral Agent’s remedies (for the benefit of the Noteholder Collateral Agent and Noteholder Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e)           Notwithstanding the foregoing, except as required by applicable law, neither the Noteholder Collateral Agent nor the Noteholder Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)           Each Grantor recognizes that the Noteholder Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above.  Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  The Noteholder Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2          Grantor’s Obligations Upon Default.  Upon the request of the Noteholder Collateral Agent after the occurrence and during the continuance of an Event of Default, subject to the terms, conditions and provisions of the Intercreditor Agreement, each Grantor will:

(a)           assemble and make available to the Noteholder Collateral Agent the tangible Collateral and all books and records relating thereto at any place or places specified by the Noteholder Collateral Agent, whether at a Grantor’s premises or elsewhere; and

(b)           permit the Noteholder Collateral Agent, by the Noteholder Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

(c)           furnish to the Noteholder Collateral Agent, or cause an issuer of Pledged Collateral to furnish to the Noteholder Collateral Agent, any information regarding the Pledged Collateral in such detail as the Noteholder Collateral Agent may specify; and

(d)           at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Noteholder Collateral Agent and each Noteholder Secured Party, at any time, and from time to time, promptly upon the Noteholder Collateral Agent’s request, the following reports with respect to the applicable Grantor:  (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.3          Grant of Intellectual Property License.  For the purpose of enabling the Noteholder Collateral Agent to exercise the rights and remedies under this Article V at and during the continuance of such time as the Noteholder Collateral Agent shall be lawfully entitled to exercise such rights and remedies in accordance with the Intercreditor Agreement, each Grantor hereby (a) grants to the Noteholder Collateral Agent, for the benefit of the Noteholder Collateral Agent and the Noteholder Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Noteholder Collateral Agent may sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Noteholder Collateral Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Noteholder Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

5.4          Waivers.  Each Grantor hereby waives any and all rights that it may otherwise have (whether any such right is contractual or exists pursuant to the articles of incorporation or bylaws of any relevant entity or under applicable law) that would interfere with this Agreement or the exercise by Noteholder Collateral Agent of any rights or remedies granted to it pursuant to this Agreement.  Without limiting the generality of the foregoing, (a) U.S. Concrete, Inc. and Beall Industries, Inc. hereby waive any transfer restriction on the stock of Beall Industries, Inc., including, without limitation, any right of first refusal or right of first offer set forth in Section 6.10 of the Bylaws of Beall Industries, Inc., (b) U.S. Concrete, Inc. and Central Precast Concrete, Inc. hereby waive any transfer restriction on the stock of Central Precast Concrete, Inc., including, without limitation, any right of first refusal or right of first offer set forth in Section 4 of the Articles of Incorporation of Central Precast Concrete, Inc., and (c) U.S. Concrete, Inc. and Superior Holdings, Inc. hereby waive any transfer restriction on the stock of Superior Holdings, Inc., including, without limitation, any right of first refusal or right of first offer set forth in Article V of the Articles of Incorporation of Superior Holdings, Inc.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1          Account Verification.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, the Noteholder Collateral Agent may at any time, in the Noteholder Collateral Agent’s own name, in the name of a nominee of the Noteholder Collateral Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor  and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Noteholder Collateral Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2          Authorization for Secured Party to Take Certain Action.

(a)           Subject to the terms, conditions and provisions of the Intercreditor Agreement, each Grantor irrevocably authorizes the Noteholder Collateral Agent at any time and from time to time in the sole discretion of the Noteholder Collateral Agent and appoints the Noteholder Collateral Agent as its attorney in fact, subject to clause (b) of this Section 6.2, (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Noteholder Collateral Agent’s sole discretion to perfect (subject to the qualifications set forth in Section 3.1) and to maintain the perfection and priority of the Noteholder Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Noteholder Collateral Agent in its sole discretion deems necessary or desirable to perfect (subject to the qualifications set forth in Section 3.1) and to maintain the perfection and priority of the Noteholder Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Noteholder Collateral Agent Control over such Pledged Collateral, subject to the terms set forth in the Intercreditor Agreement, (v) to apply the proceeds of any Collateral received by the Noteholder Collateral Agent to the Secured Obligations as provided in Section 7.3, (vi) upon five Business Days’ prior notice, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Noteholder Collateral Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Noteholder Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Noteholder Collateral Agent promptly following written demand (including documentation reasonably supporting such request) for any reasonable payment made or any reasonable out-of-pocket expense incurred by the Noteholder Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Agreement or under the Indenture.

(b)           All acts of said attorney or designee are hereby ratified and approved.  The powers conferred on the Noteholder Collateral Agent, for the benefit of the Noteholder Collateral Agent and Noteholder Secured Parties, under this Section 6.2 are solely to protect the Noteholder Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Noteholder Collateral Agent or any Noteholder Secured Party to exercise any such powers.  The Noteholder Collateral Agent agrees that, except for the powers granted in Sections 6.2(a)(i), (a)(iii), and (a)(v), , it shall not exercise any power or authority granted to it under the power of attorney  unless an Event of Default has occurred and is continuing.

6.3          Proxy.  SUBJECT TO THE TERMS, CONDITIONS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT, EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE NOTEHOLDER COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO.  IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE NOTEHOLDER COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS).  SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4          Nature of Appointment; Limitation of Duty.  THE APPOINTMENT OF THE NOTEHOLDER COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE NOTEHOLDER COLLATERAL AGENT, NOR ANY NOTEHOLDER SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES) AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, BUT  NOT LIMITED TO, LOSS OF PROFIT) IRRESPECTIVE OF WHETHER THE NOTEHOLDER COLLATERAL AGENT OR OTHER NOTEHOLDER SECURED PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1          Collection of Accounts.  Subject to the terms, conditions and provisions of the Intercreditor Agreement:

(a)           On or before the Closing Date, each Grantor shall (i) execute and deliver to the Noteholder Collateral Agent Deposit Account Control Agreements for each Deposit Account (other than Excluded Deposit Accounts) maintained by such Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts will be deposited (a “Collateral Deposit Account”), which Collateral Deposit Accounts (as of the Closing Date) are identified as such on Exhibit B, and (ii) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Exhibit B, which lock boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Noteholder Collateral Agent (subject to the terms, conditions and provisions of the Intercreditor Agreement) and shall be accompanied promptly upon request of the Notes Collateral Agent by an acknowledgment by the bank where the Lock Box is located of the Lien of the Noteholder Collateral Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to the Collection Account (a “Lock Box Agreement”).  After the Closing Date, each Grantor will comply with the terms of Section 7.2.

(b)           Each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, the Noteholder Collateral Agent shall have access to the Lock Boxes at all times and each Grantor shall take all actions necessary to grant the Noteholder Collateral Agent such access.  At no time shall any Grantor remove any item from a Lock Box or from a Collateral Deposit Account without the Noteholder Collateral Agent’s prior written consent (subject to the terms, conditions and provisions of the Intercreditor Agreement).  If any Grantor should refuse or neglect to promptly notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement after written notice from the Administrative Agent, the Noteholder Collateral Agent shall, notwithstanding the language set forth in Section 6.2(b) be entitled to make such notification directly to such Account Debtor.  If notwithstanding the foregoing instructions, any Grantor receives any proceeds of any Receivables, such Grantor shall receive such payments as the Noteholder Collateral Agent’s trustee (subject to the terms, conditions and provisions of the Intercreditor Agreement), and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account.  All funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by the Company with the Administrative Agent or, upon the ABL Obligations Payment Date, at any other depositary bank (so long as such collection account is subject to a springing Deposit Account Control in favor of the Noteholder Collateral Agent), as the case may be in accordance with the terms, conditions and provisions of the Intercreditor Agreement (the “Collection Account”).

(c)           Notwithstanding anything to the contrary contained herein, in no event shall the Grantors be required to deposit any amounts received in respect of the Notes Collateral in any Collateral Deposit Account or Collection Account or otherwise direct such amounts or proceeds to a Lockbox.

7.2          Covenant Regarding New Deposit Accounts; Lock Boxes.  Before opening or replacing any Collateral Deposit Account, other Deposit Account, or establishing a new Lock Box (other than Excluded Deposit Accounts), each Grantor shall cause each bank or financial institution in which it seeks to open (i) a Deposit Account, to enter into a Deposit Account Control Agreement with the Noteholder Collateral Agent in order to give the Noteholder Collateral Agent Control of such Deposit Account, or (ii) a Lock Box, to enter into a Lock Box Agreement with the Noteholder Collateral Agent in order to give the Noteholder Collateral Agent Control of the Lock Box.  In the case of Deposit Accounts or Lock Boxes maintained with Noteholder Secured Parties and their Affiliates, the terms of such letter shall be subject to the provisions of the Indenture regarding setoffs.

7.3          Application of Proceeds; Deficiency.

(a)           All amounts deposited in the Collection Account shall be deemed received by the Noteholder Collateral Agent and shall, after having been credited to the Collection Account, be applied (and allocated) by in accordance with the Intercreditor Agreement. Subject to the terms, conditions and provisions of the Intercreditor Agreement, the Noteholder Collateral Agent shall require all other cash proceeds of the Collateral, which are not required to be applied to the Secured Obligations or the ABL Obligations pursuant to Intercreditor Agreement, to be deposited in a special non-interest bearing cash collateral account with the Noteholder Collateral Agent and held there as security for the Secured Obligations.  No Grantor shall have any control whatsoever over said cash collateral account.  Any such proceeds of the Collateral shall be applied in the order set forth in the Intercreditor Agreement unless a court of competent jurisdiction shall otherwise direct.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Noteholder Collateral Agent into the Company’s general operating account.  The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by the Noteholder Collateral Agent or any Noteholder Secured Party to collect such deficiency.

(b)           Upon the ABL Obligations Payment Date, (i) the provisions in Section 7.3(a) above shall automatically terminate, (ii) the Noteholder Collateral Agent agrees to terminate any Deposit Account Control Agreements applicable to the Concentration Account and any other Deposit Account set up for full cash dominion and (iii) the Noteholder Collateral Agent shall enter into one or more new springing cash dominion Deposit Account Control Agreements with respect to the Concentration Account and any such other Deposit Account that is set up for full cash dominion.

ARTICLE VIII

GENERAL PROVISIONS

8.1          Waivers.  To the extent permitted by Applicable Law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made.  To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Noteholder Collateral Agent or any Noteholder Secured Party arising out of the repossession, retention or sale of the Collateral, except to the extent such as arise out of the gross negligence or willful misconduct of the Noteholder Collateral Agent or such Noteholder Secured Party (or any of their respective affiliates, officers, directors, employees, agents or representatives) as finally determined by a court of competent jurisdiction.  To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Noteholder Collateral Agent or any Noteholder Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.  Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

8.2          Limitation on Noteholder Collateral Agent’s and Noteholder Secured Parties’ Duty with Respect to the Collateral.  The Noteholder Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  The Noteholder Collateral Agent and each Noteholder Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Noteholder Collateral Agent nor any Noteholder Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Noteholder Collateral Agent or such Noteholder Secured Party other than to account for money received, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.  To the extent that applicable law imposes duties on the Noteholder Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Noteholder Collateral Agent (a) to fail to incur expenses deemed significant by the Noteholder Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Noteholder Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Noteholder Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Noteholder Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Noteholder Collateral Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Noteholder Collateral Agent would be commercially reasonable in the Noteholder Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Noteholder Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2.  Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Noteholder Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 8.2.

8.3          Compromises and Collection of Collateral.  The Grantors and the Noteholder Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Accounts, that certain of the Accounts may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Account may exceed the amount that reasonably may be expected to be recovered with respect to a Account.  In view of the foregoing, each Grantor agrees that, subject to the terms, conditions and provisions of the Intercreditor Agreement, the Noteholder Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Account, accept in full payment of any Account such amount as the Noteholder Collateral Agent in its sole discretion shall determine or abandon any Account, and any such action by the Noteholder Collateral Agent shall be commercially reasonable so long as the Noteholder Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.4          Secured Party Performance of Debtor Obligations.  Subject to the terms, conditions and provisions of the Intercreditor Agreement, without having any obligation to do so, upon the occurrence and during the continuance of an Event of Default, and upon prior notice to the extent required under this Agreement, the Noteholder Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Noteholder Collateral Agent for any amounts paid by the Noteholder Collateral Agent pursuant to this Section 8.4.  The Grantors’ obligation to reimburse the Noteholder Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable promptly upon written demand (including documentation reasonably supporting such request).

8.5          Specific Performance of Certain Covenants.  Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Section 4.1(d), Section 4.1(e), Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.12, Section 4.13, Section 4.14, Section 4.15, Section 4.16, Section 5.2, or Section 8.7 or in Article VII will cause irreparable injury to the Noteholder Collateral Agent and the Noteholder Secured Parties, that the Noteholder Collateral Agent and the Noteholder Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Noteholder Collateral Agent or the Noteholder Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6          Dispositions Not Authorized.  No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Noteholder Collateral Agent or other conduct of the Noteholder Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Noteholder Collateral Agent or the Noteholder Secured Parties unless such authorization is in accordance with Section 12.03 of the Indenture.

8.7          No Waiver; Amendments; Cumulative Remedies.  No delay or omission of the Noteholder Collateral Agent or any Noteholder Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Noteholder Collateral Agent with the concurrence or at the direction of the Noteholder Secured Parties required under Section 11.02 of the Indenture and then only to the extent in such writing specifically set forth.  All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Noteholder Collateral Agent and the Noteholder Secured Parties until the Secured Obligations have been paid in full (other than unasserted contingent indemnification obligations).

8.8          Limitation by Law; Severability of Provisions.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part.  Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

8.9          Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10        Benefit of Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantors, the Noteholder Collateral Agent and the Noteholder Secured Parties and their respective permitted successors and assigns (including all persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Noteholder Collateral Agent.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Noteholder Collateral Agent, for the benefit of the Noteholder Collateral Agent and the Noteholder Secured Parties, hereunder.

8.11        Survival of Representations.  All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

8.12        Taxes and Expenses.  Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Agreement shall be paid by the Grantors, together with interest and penalties, if any.  The Grantors shall reimburse the Noteholder Collateral Agent (and in respect of enforcement of this Agreement, any other Noteholder Secured Party) for any and all reasonable and out-of-pocket expenses (including reasonable and out-of-pocket attorneys’, auditors’, accounts’, experts or other agents fees and expenses) paid or incurred by the Noteholder Collateral Agent in connection with (i) the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, custody, collection, preservation, use or operation, or sale of, collection from or other realization upon, the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral) or (ii) the failure by the Grantors to perform or observe any of the provisions of this Agreement. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13        Headings.  The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

8.14        Termination and Release.  Subject to the terms, conditions and provisions of the Intercreditor Agreement.

(a)           This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until the Indenture has terminated pursuant to its express terms and all of the Secured Obligations (other than unasserted contingent indemnification obligations) have been paid in full whereupon the security interest created hereunder shall automatically terminate and be released.

(b)           Any Subsidiary shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Subsidiary shall be automatically released upon (i) the consummation of any transaction permitted by the Indenture (or consented to in writing pursuant to Section 9.02 of the Indenture) as a result of which such Subsidiary ceases to be a Subsidiary of the Issuer or (ii) the effectiveness of any written consent to the release in accordance with Section 12.03 of the Indenture.

(c)           Upon (i) any sale, transfer or other disposition by any Grantor of Collateral that is permitted under the Indenture (other than to another Grantor), (ii) the effectiveness of any written consent to the release of security interest granted hereby in any Collateral pursuant to Section 12.03 of the Indenture or (iii) any release of Liens pursuant to Section 4.2 of the Intercreditor Agreement, the security interest of the Noteholder Collateral Agent in such Collateral and any other security interests granted hereby in such Collateral shall be automatically released.

(d)           Upon the termination or release of any security interest created hereunder or release of Collateral, the Noteholder Collateral Agent will, upon request by and at the expense of any Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of the security interest created hereunder or the release of such Collateral, as the case may be.  Upon any release of Collateral pursuant to this Section 8.14, none of the Noteholder Secured Parties shall have any continuing right or interest in such Collateral or the Proceeds of such Collateral.

8.15        Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Grantors and the Noteholder Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Noteholder Collateral Agent relating to the Collateral.

8.16        CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.17        CONSENT TO JURISDICTION.  EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE NOTEHOLDER COLLATERAL AGENT OR ANY NOTEHOLDER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE NOTEHOLDER COLLATERAL AGENT OR ANY NOTEHOLDER SECURED PARTY OR ANY AFFILIATE OF THE AGENT OR ANY NOTEHOLDER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

8.18        WAIVER OF JURY TRIAL.  EACH GRANTOR, THE NOTEHOLDER COLLATERAL AGENT AND EACH NOTEHOLDER SECURED PARTY HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.19        Indemnity.  Each Grantor hereby agrees to indemnify the Noteholder Collateral Agent and the Noteholder Secured Parties, and their respective successors, assigns, agents and employees (each, an “Indemnitee”), from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Noteholder Collateral Agent or any Noteholder Secured Party is a party thereto) imposed on, incurred by or asserted against the Noteholder Collateral Agent or the Noteholder Secured Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Noteholder Collateral Agent or the Noteholder Secured Parties or any Grantor, and any claim for Patent, Trademark or Copyright infringement); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Related Parties or (y) arise from any dispute solely among Indemnitees.  WITHOUT LIMITATION OF THE FOREGOING BUT SUBJECT TO ANY LIMITATION CONTAINED THEREIN, IT IS THE INTENTION OF EACH GRANTOR AND EACH GRANTOR AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

8.20        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic communication (including via email PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.21        Intercreditor Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Liens, security interests and rights granted pursuant to this Agreement shall be subject to the terms, provisions and conditions of (and the exercise of any right or remedy by the Noteholder Collateral Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement.  In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Noteholder Collateral Agent hereunder shall be exercised by the Noteholder Collateral Agent, and no direction shall be given by the Noteholder Collateral Agent in contravention of, the Intercreditor Agreement.  To the extent that any covenants, representations or warranties set forth in this Agreement are untrue or incorrect solely as a result of the delivery to, or grant of possession or control to, the Noteholder Collateral Agent in accordance with this Section 8.21, such representation or warranty shall not be deemed to be untrue or incorrect for purposes of this Agreement.

8.22        Force Majeure. In no event shall the Noteholder Collateral Agent be responsible or liable for any failure of delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunction of utilities, communication, or computer (software or hardware) services.

8.23        Perfection in Certain Collateral.  Notwithstanding anything herein to the contrary, the Noteholder Collateral Agent agrees with the Grantors that, if and for so long as, in the reasonable judgment of the Required Secured Parties (confirmed in writing by notice delivered by the Noteholder Collateral Agent to the Issuer), the cost of perfecting the Noteholder Collateral Agent’s Lien in any item of Collateral shall be excessive in view of the benefits to be obtained by the Noteholder Secured Parties from such perfection, the Grantors shall be excused from the requirement that the Noteholder Collateral Agent’s Lien in such item of Collateral be perfected until such time as the Required Secured Parties shall confirm in writing to the Issuer that, in their reasonable judgment, such situation no longer exists.  The Required Secured Parties may, but shall not be obligated to, grant extensions of time for the perfection of security interests in particular items of Collateral (including extensions beyond the Closing Date for the perfection of security interests in any item of Collateral existing on such date) where the Required Secured Parties reasonably determine, in consultation with the Issuer, that perfection of the Noteholder Collateral Agent’s Lien in such item of Collateral cannot be accomplished without undue efforts or expense within the time or times provided therefor or otherwise required by this Agreement or the other Note Documents.

8.24        ABL Priority Collateral. Notwithstanding anything to the contrary contained in this Agreement, if any deadline with respect to ABL Priority Collateral to provide any information, any agreements with third parties or a perfected security interest to the Administrative Agent under the ABL Collateral Documents is extended or waived, then any such corresponding deadline hereunder (if any) shall also be automatically extended or waived, as applicable, hereunder.

ARTICLE IX

NOTICES

9.1          Sending Notices.  Any notice required or permitted to be given under this Agreement shall be sent by United States mail, telecopier, personal delivery or nationally established overnight courier service, and shall be deemed received (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail notices or (b) when sent, if sent by telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Grantors at the notice address set forth on Exhibit A, and to the Noteholder Collateral Agent and the Noteholder Secured Parties at the addresses set forth in accordance with Section 14.02 of the Indenture.

9.2          Change in Address for Notices.  Each of the Grantors, the Noteholder Collateral Agent and the Noteholder Secured Parties may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE NOTEHOLDER COLLATERAL AGENT

U.S. Bank National Association has been appointed Noteholder Collateral Agent for the Noteholder Secured Parties hereunder pursuant to Article Nine and Section 12.10 of the Indenture.  It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Noteholder Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Noteholder Secured Parties to the Noteholder Collateral Agent pursuant to the Indenture, and that the Noteholder Collateral Agent has agreed to act (and any successor Noteholder Collateral Agent shall act) as such hereunder only on the express conditions contained in such Article Nine and Section 12.10 of the Indenture.  Any successor Noteholder Collateral Agent appointed pursuant to Article Nine of the Indenture shall be entitled to all the rights, interests and benefits of the Noteholder Collateral Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantors and the Noteholder Collateral Agent have executed this Agreement as of the date first above written.

GRANTORS:

U.S. CONCRETE, INC., a Delaware corporation

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Chief Executive Officer and President

ALBERTA INVESTMENTS, INC.
ALLIANCE HAULERS, INC.
ATLAS REDI-MIX, LLC
ATLAS-TUCK CONCRETE, INC.
BEALL CONCRETE ENTERPRISES, LLC
BEALL INDUSTRIES, INC.
BEALL INVESTMENT CORPORATION, INC.
BEALL MANAGEMENT, INC.
HAMBURG QUARRY LIMITED LIABILITY COMPANY
REDI-MIX CONCRETE, L.P.
REDI-MIX GP, LLC
REDI-MIX, LLC

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

KURTZ GRAVEL COMPANY SUPERIOR HOLDINGS, INC.
TITAN CONCRETE INDUSTRIES, INC.
USC ATLANTIC, INC.
USC MICHIGAN, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

Signature Page to Notes Pledge and Security Agreement

EASTERN CONCRETE MATERIALS, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and Secretary

Signature Page to Notes Pledge and Security Agreement

AMERICAN CONCRETE PRODUCTS, INC.
BRECKENRIDGE READY MIX, INC.
BUILDERS’ REDI-MIX, LLC
BWB, INC. OF MICHIGAN
CENTRAL CONCRETE SUPPLY CO., INC.
CENTRAL PRECAST CONCRETE, INC.
INGRAM CONCRETE, LLC
MG, LLC
SAN DIEGO PRECAST CONCRETE, INC.
SMITH PRE-CAST, INC.
SIERRA PRECAST, INC.
SUPERIOR CONCRETE MATERIALS, INC.
U.S. CONCRETE ON-SITE, INC.
USC MANAGEMENT CO., LLC
USC PAYROLL, INC.
USC TECHNOLOGIES, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC
MASTER MIX CONCRETE, LLC
MASTER MIX, LLC
NYC CONCRETE MATERIALS, LLC
PEBBLE LANE ASSOCIATES, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

Signature Page to Notes Pledge and Security Agreement

CONCRETE ACQUISITION III, LLC
CONCRETE ACQUISITION IV, LLC
CONCRETE ACQUISITION V, LLC
CONCRETE ACQUISITION VI, LLC
CONCRETE XXXIII ACQUISITION, INC.
CONCRETE XXXIV ACQUISITION, INC.
CONCRETE XXXV ACQUISITION, INC.
CONCRETE XXXVI ACQUISITION, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

Signature Page to Notes Pledge and Security Agreement

RIVERSIDE MATERIALS, LLC

By:	/s/ Wallace H. Johnson
Name: Wallace H. Johnson
Title: President and Secretary

Signature Page to Notes Pledge and Security Agreement

U.S. BANK NATIONAL ASSOCIATION, as Noteholder Collateral Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

Signature Page to Notes Pledge and Security Agreement